Exhibit 21.1

Solaris Energy Infrastructure, Inc.
List of Subsidiaries

Name	Jurisdiction of Organization
Solaris Energy Infrastructure, LLC	Delaware
Solaris Oilfield Site Services Operating, LLC	Texas
Solaris Oilfield Early Property, LLC	Texas
Solaris Oilfield Site Services Personnel LLC	Delaware
Solaris Logistics, LLC	Delaware
Solaris Oilfield Technologies, LLC	Delaware
Solaris Transportation, LLC	Delaware
Solaris Power Solutions, LLC	Texas
Solaris Power Distribution Solutions, LLC	Texas
Solaris Power Solutions Stateline Operating, LLC	Delaware
Solaris Power Solutions Stateline, LLC	Delaware
Stateline Power, LLC	Texas